Exhibit 15.5

May 16, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read section Change of Registrant’s Certifying Accountant of Form 20-F dated May 16, 2023, of Kuke Music Holding Limited and are in agreement with the statements contained in the second sentence of the first paragraph, and the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

Hong Kong, The People’s Republic of China

May 16, 2023